Exhibit 99.1
Cidara Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Requirement
SAN DIEGO, February 14, 2023 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing long-acting therapeutics designed to help improve the standard of care for patients facing serious diseases, today announced that it has received formal notice from The Nasdaq Stock Market, LLC (“Nasdaq”), stating that the Company has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).
The Company was first notified by Nasdaq on February 28, 2022, that its common stock had failed to maintain a minimum bid price of $1.00 for 30 consecutive business days. Nasdaq provided a 180-calendar day period following the date of the notice to regain compliance, after which the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”). On October 6, 2022, the Company attended a hearing before the Panel and presented its plan to regain compliance with the Minimum Bid Price Requirement and requested additional time within which to regain compliance. On October 18, 2022, the Panel granted the Company’s request for continued listing pursuant to an extension, through February 27, 2023, to regain compliance.
The requested extension was granted by the Panel contingent on certain specified commitments, including that the Company would implement a reverse stock split of its common stock if it was otherwise unable to regain compliance with the Minimum Bid Price Requirement before expiration of the extension. On December 15, 2022, at a special meeting of stockholders, the stockholders of the Company approved a reverse split at a ratio between one-to-ten and one-to-twenty. A reverse split was not implemented given that, between January 25, 2023 and February 7, 2023, for a period of 10 consecutive trading days, the closing bid price of the Company’s common stock was greater than $1.00 per share. On February 9, 2023, the Panel notified the Company that it had regained compliance with the Minimum Bid Price Requirement subject to a discretionary Panel Monitor until November 9, 2023. The Panel has deemed this matter closed.
About Cidara Therapeutics
Cidara is developing long-acting therapeutics designed to improve the standard of care for patients facing serious diseases. The Company’s portfolio is comprised of new approaches aimed at transforming existing treatment and prevention paradigms, first with its lead Phase 3 antifungal candidate, rezafungin, in addition to drug-Fc conjugates (DFCs) targeting viral and oncology diseases from Cidara’s proprietary Cloudbreak® platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Patrick Bursey
LifeSci Communications
(203) 430-9545
pbursey@lifescicomms.com
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